Board of Trustees
Invesco PowerShares
PowerShares Actively Managed Exchange-Traded Fund
Trust
c/o Ms. Sheri Morris
301 West Roosevelt Road
Wheaton, IL  60187


Dear Trustees:

We are providing this letter to you for inclusion as an exhibit to your Form N-SAR filing pursuant to Item 77L.

We have audited the financial statements incorporated
by reference in the PowerShares Actively Managed
Exchange-Traded Fund Trust, as listed in Appendix A,
(hereinafter referred to as the "Funds") Annual Report
on Form N-CSR for the year ended October 31, 2012 and
issued our report thereon dated December 21, 2012.
Note 2G to the financial statements describes the
change in Funds' utilization of book equalization.  The
Funds previously utilized equalization to keep the
continuing shareholder's per Share equity in
undistributed net investment income from being
affected by the continuous sales and redemptions of
capital Shares.  The Funds have changed their
accounting policy to eliminate the utilization of
equalization for financial reporting purposes.   It should
be understood that the preferability of one acceptable method of accounting over another for utilization of book equalization has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in Note 2G to the Financial
Statements, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Funds' circumstances, the adoption of a preferable accounting principle in conformity with Accounting
Standards Codification 250, Accounting Changes and
Error Corrections.



Very truly yours,



/s/PricewaterhouseCoopers LLP
Chicago, IL
December 21, 2012


Board of Trustees
Invesco PowerShares
PowerShares Actively Managed Exchange-
Traded Fund Trust
December 21, 2012





Appendix A





PowerShares Active Low Duration Fund
PowerShares Active Mega-Cap Fund
PowerShares Active U.S. Real Estate Fund